Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use of our audit reports dated April 11, 2013, on the financial statements of Teekay Offshore Partners L.P. and subsidiaries (the “Partnership”), which comprise the consolidated balance sheets as at December 31, 2012 and December 31, 2011, the consolidated statements of income (loss), comprehensive income (loss), cash flows, and changes in equity for each of the years in the two year period ended December 31, 2012, and the adjustments described in note 1 to those consolidated financial statements that were applied to retrospectively adjust the consolidated statement of income (loss) for the year ended December 31, 2010 for the presentation of discontinued operations, and the effectiveness of internal control over financial reporting of the Partnership as of December 31, 2012, included in its Annual Report on Form 20-F for the year ended December 31, 2012, incorporated herein by reference and to the reference to our firm under the caption “Experts” in the prospectus.

Vancouver, Canada	/s/ KPMG LLP
May 10, 2013	Chartered Accountants